Exhibit 99.1

ESSA Bancorp, Inc. Reports Fiscal 2017 Second Quarter, First Half Financial Results

Stroudsburg, PA. – April 26, 2017 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ: ESSA) today reported net income of $1.6 million, or $0.15 per diluted share, for the quarter ended March 31, 2017, compared with net income of $2.1 million, or $0.20 per diluted share, for the same quarter last year. For the six months ended March 31, 2017, the Company reported net income of $3.6 million or $0.34 per diluted share compared with $4.1 million or $0.39 per diluted share for the six months ended March 31, 2016.

The Company is the holding company for ESSA Bank & Trust (the “Bank”), a $1.8 billion asset institution, which provides full service retail and commercial banking, financial, and investment services from 26 locations in eastern Pennsylvania, including the Poconos, Lehigh Valley, Scranton/Wilkes-Barre and suburban Philadelphia markets.

SECOND QUARTER, FIRST HALF 2017 HIGHLIGHTS

•	For the six months of 2017, total interest income was $29.03 million compared with $29.00 million for the six months of 2016, reflecting a decline in income contributions from loans receivable which was more that offset by increased investment income.

•	New Lehigh Valley and Philadelphia regional offices opened in first half 2017.

•	Asset quality remained strong, with non-performing assets of $21.2 million, or 1.20% of total assets, at March 31, 2017 compared to $22.0 million, or 1.24% of total assets at September 30, 2016.

•	Lower-cost core deposits (non-interest and interest bearing demand accounts, money market and savings) as a percentage of total deposits were 56% of total deposits at March 31, 2017 compared with 50% a year earlier.

•	Total stockholders’ equity increased to $178.8 million at March 31, 2017 from $176.3 million at September 30, 2016 and $174.6 million at March 31, 2016. Tangible book value per share at March 31, 2017 increased to $14.07, compared with $14.05 at September 30, 2016, and $13.89 at March 31, 2016.

•	Retained earnings demonstrated continued growth, growing to $89.3 million at March 31, 2017, compared to $87.6 million at September 30, 2016 and $85.9 million at March 31, 2016.

•	The Company paid a quarterly cash dividend of $0.09 per share on March 31, 2017, its 36th consecutive quarterly cash dividend to shareholders.

Gary S. Olson, President and CEO, commented: “We continued to make headway in building our commercial lending business, growing the ESSA team and expanding our commercial banking capabilities while doing a good job of managing operating expenses, maintaining solid asset quality, and building shareholder value.

We have significantly more resources than a year ago, yet noninterest expense was lower in quarter-over-quarter comparison, and essentially flat from first half 2016 to first half 2017. Our net income in the second quarter and first half reflected the impact of interest rate hikes that increased interest expense, while there continued to be a great deal of pricing pressure on lending.

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531 Fax: 570-421-7158

Commercial real estate and construction lending grew, and we had relatively stable year-over-year activity in municipal and indirect auto lending which were positives for us. Following a fiscal 2016 in which we closed a record number of loans, the first half slowing of commercial & industrial lending was disappointing. We believe this reflected, in part, a ‘wait and see’ attitude about external economic factors such as tax reform, interest rates, and the overall outlook for the economy.

We continue to build the small business lending teams in all of our markets to more effectively compete for a larger share of the business that is available. Additional marketing expenditures, a larger and very experienced commercial banking team, new facilities and enhanced products and business banking services are supporting our transformation from a retail-focused franchise to a commercial banking-focused organization.”

Quarterly, First Half 2017 Income Statement Review

Total interest income was $14.4 million for the three months ended March 31, 2017, down from $15.2 million for the three months ended March 31, 2016. Interest income from loans declined to $11.8 million in fiscal second quarter 2017, compared to $12.8 million a year earlier. Interest expense increased $200,000 for the quarter ended March 31, 2017 compared to the comparable period in 2016, partially reflecting a larger base of deposits and increasing short-term interest rates. Total interest income for the six months ended March 31, 2017 increased $55,000 to $29.0 million compared to the comparable period in 2016. Total interest expense increased $495,000 to $6.1 million for the six months ended March 31, 2017 compared to the same period in 2016.

Net interest income decreased $980,000, or 8.0%, to $11.3 million for the three months ended March 31, 2017, from $12.3 million for the comparable period in 2016. Net interest income for the six months ended March 31, 2017 declined $440,000 to $22.9 million at March 31, 2017 from $23.4 million in the prior comparable period.

The Company’s provision for loan losses increased to $750,000 for the three months ended March 31, 2017, compared with $600,000 for the three months ended March 31, 2016. The Company’s provision for loan losses increased to $1.5 million for the six months ended March 31, 2017, compared with $1.2 million for the six months ended March 31, 2016. These increases reflected additional provisioning related to increased loan charge-offs.

The net interest margin for the second quarter of 2017 was 2.80%, which was unchanged from the previous quarter, and compares to 3.00% for the second quarter of fiscal 2016. While the Company continues to address margin compression, it has been successful in maintaining relative margin stability in the past several quarters. The net interest margin for the six months ended March 31, 2017 was 2.80% compared to 2.93% for the six months ended March 31, 2016.

Noninterest income decreased $493,000 or 21.7%, to $1.8 million for the three months ended March 31, 2017, compared with $2.3 million for the three months ended March 31, 2016. The decrease in fiscal second quarter 2017 primarily reflected a decreased gain on sale of investments of $365,000.

Noninterest income decreased $453,000 to $3.6 million for the six months ended March 31, 2017, compared with $4.1 million for the six months ended March 31, 2016. This decrease was primarily due to a decrease in gain on sale of investments of $368,000 in the fiscal 2017 year-to-date period compared to the 2016 year-to-date period.

Noninterest expense decreased $602,000 or 5.4%, to $10.5 million for the three months ended March 31, 2017 compared with $11.1 million for the comparable period in 2016. Period over period decreases in several expense categories are due primarily to managements’ continued efforts to increase efficiencies and reduce costs. Noninterest expense increased $14,000 to $20.9 million for the six months ended March 31, 2017 compared with the comparable period in 2016.

The Company’s effective tax rates declined for both the three and six month periods ended March 31, 2017 compared to the same periods in 2016. The declines were due primarily to the previously disclosed adoption, by the Company, of ASU 2016-09 during the first fiscal quarter of 2017. The adoption resulted in the recognition of all excess tax benefits for share-based payment awards being recognized in income taxes. Previously, such tax benefits were recognized in additional paid in capital.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets declined $13.8 million to $1.76 billion at March 31, 2017, from $1.77 billion at September 30, 2016, primarily reflecting declines in total cash and cash equivalents and loans receivable, which were partially offset by increased investment securities available for sale.

Total net loans declined $10.7 million at March 31, 2017, to $1.21 billion, compared to $1.22 billion at September 30, 2016. The primary impact was from the continuing decline of the Company’s residential mortgage loan portfolio, which reflects ongoing soft residential real estate markets in the Company’s served markets. Commercial real estate, construction and municipal loans increased from September 30, 2016. Consumer loans and indirect auto loans declined from September 30, 2016.

Total deposits increased $23.6 million, or 1.9%, to $1.24 billion at March 31, 2017, from $1.21 billion at September 30, 2016. During the same period, borrowings decreased $39.9 million. Core deposits were $691.3 million, or 56% of total deposits at March 31, 2017, compared with $605.4 million or 50% of total deposits at March 31, 2016.

Asset quality remained strong. Nonperforming assets totaled $21.2 million, or 1.20% of total assets, at March 31, 2017, compared to $25.0 million, or 1.42% of total assets, at March 31, 2016 and $22.0 million, or 1.24% of total assets at September 30, 2016. The allowance for loan losses was $9.4 million, or 0.77% of loans outstanding, at March 31, 2017, compared to $9.1 million, or 0.74% of loans outstanding at September 30, 2016.

For the fiscal second quarter of 2017, the Company’s return on average assets and return on average equity were 0.38% and 3.80%, compared with 0.49% and 4.92%, respectively, in the corresponding period of fiscal 2016. For the six months ended March 31, 2017, the Company’s return on average assets and return on average equity were 0.41% and 4.09%, compared with 0.48% and 4.72%, respectively, in the corresponding period of fiscal 2016.

The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of 9.06%, exceeding regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to total assets ratio of 8.83%.

Total stockholders’ equity increased $2.4 million to $178.8 million at March 31, 2017, from $176.3 million at September 30, 2016. Total stockholders’ equity was also up year-over-year. Tangible book value per share at March 31, 2017 increased to $14.07, compared with $14.05 at September 30, 2016, and $13.89 at March 31, 2016.

Olson concluded: “We were pleased that our results reflected meaningful increases in the Company’s deposits and in the value to shareholders, including total stockholders’ equity, retained earnings, and tangible book value per share. We feel confident our team can make the most of every opportunity available, and we will certainly maintain our strong commitment to credit and risk management and to building shareholder value.”

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.8 billion and has 26 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31, 2017	September 30, 2016
	(dollars in thousands)
ASSETS
Cash and due from banks	$26,495	$31,815
Interest-bearing deposits with other institutions	9,948	11,843

Total cash and cash equivalents	36,443	43,658
Certificates of deposit	1,000	1,250
Investment securities available for sale	395,315	390,410
Loans receivable (net of allowance for loan losses of $9,366 and $9,056)	1,208,497	1,219,213
Regulatory stock, at cost	13,972	15,463
Premises and equipment, net	16,539	16,844
Bank-owned life insurance	37,112	36,593
Foreclosed real estate	3,315	2,659
Intangible assets, net	2,160	2,487
Goodwill	13,801	13,801
Deferred income taxes	12,171	11,885
Other assets	18,404	18,216

TOTAL ASSETS	$1,758,729	$1,772,479

LIABILITIES
Deposits	$1,238,375	$1,214,820
Short-term borrowings	120,951	129,460
Other borrowings	199,168	230,601
Advances by borrowers for taxes and insurance	9,115	4,956
Other liabilities	12,351	16,298

TOTAL LIABILITIES	1,579,960	1,596,135

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	180,729	181,900
Unallocated common stock held by the Employee Stock Ownership Plan	(8,947)	(9,174)
Retained earnings	89,299	87,638
Treasury stock, at cost	(80,129)	(82,369)
Accumulated other comprehensive loss	(2,364)	(1,832)

TOTAL STOCKHOLDERS’ EQUITY	178,769	176,344

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,758,729	$1,772,479

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2017	2016	2017	2016
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$11,799	$12,805	$24,050	$24,379
Investment securities:
Taxable	2,043	1,903	3,917	3,721
Exempt from federal income tax	303	255	612	499
Other investment income	234	196	450	375

Total interest income	14,379	15,159	29,029	28,974

INTEREST EXPENSE
Deposits	2,069	1,944	4,081	3,789
Short-term borrowings	296	115	547	209
Other borrowings	710	816	1,465	1,600

Total interest expense	3,075	2,875	6,093	5,598

NET INTEREST INCOME	11,304	12,284	22,936	23,376
Provision for loan losses	750	600	1,500	1,200

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,554	11,684	21,436	22,176

NONINTEREST INCOME
Service fees on deposit accounts	813	875	1,677	1,738
Services charges and fees on loans	273	297	627	577
Trust and investment fees	214	194	364	407
Gain on sale of investments, net	—	365	—	368
Earnings on Bank-owned life insurance	256	234	519	464
Insurance commissions	203	217	396	416
Other	25	95	58	124

Total noninterest income	1,784	2,277	3,641	4,094

NONINTEREST EXPENSE
Compensation and employee benefits	6,056	6,003	12,233	11,581
Occupancy and equipment	1,190	1,422	2,281	2,531
Professional fees	835	672	1,580	1,125
Data processing	931	1,079	1,865	1,998
Advertising	241	153	546	240
Federal Deposit Insurance Corporation Premiums	213	322	400	600
(Gain)loss on foreclosed real estate	(5)	161	(101)	151
Merger related costs	—	—	—	245
Amortization of intangible assets	164	223	327	397
Other	879	1,071	1,775	2,024

Total noninterest expense	10,504	11,106	20,906	20,892

Income before income taxes	1,834	2,855	4,171	5,378
Income taxes	203	726	603	1,292

Net Income	$1,631	$2,129	$3,568	$4,086

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2017	2016	2017	2016
Earnings per share:
Basic	$0.15	$0.20	$0.34	$0.39
Diluted	$0.15	$0.20	$0.34	$0.39

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2017	2016	2017	2016
	(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,762,076	$1,757,983	$1,765,294	$1,704,095
Total interest-earning assets	1,636,516	1,647,423	1,641,759	1,597,582
Total interest-bearing liabilities	1,419,385	1,411,758	1,423,974	1,379,842
Total stockholders’ equity	173,857	173,918	174,892	173,280

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,592,997	10,385,154	10,526,084	10,375,614
Average shares outstanding - diluted	10,691,960	10,524,697	10,617,241	10,515,770
Book value shares	11,574,829	11,367,654	11,574,829	11,367,654

Net interest rate spread	2.72%	2.91%	2.72%	2.85%
Net interest margin	2.80%	3.00%	2.80%	2.93%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531